EXHIBIT 10.5

APOLLO STRATEGIC GROWTH CAPITAL II

9 West 57th Street, 42nd Floor

New York, NY 10019

Angela Sun
9 West 57th Street, 42nd Floor

New York, NY 10019

Dear Ms. Sun,

As previously discussed, attached hereto as Annex A is a summary of the terms (the “Term Sheet”) in connection with your continued service as a director of Apollo Strategic Growth Capital II. This letter and Term Sheet memorialize our agreement and constitute a binding commitment on both parties. Please indicate your agreement with the foregoing, by signing this letter where indicated below.

Very truly yours,

APOLLO STRATEGIC GROWTH CAPITAL II

By:	/s/ Sanjay Patel
Name: Sanjay Patel
Title: Chief Executive Officer

Agreed to and accepted:

/s/ Angela Sun
Angela Sun
Dated: June 8, 2022

Annex A

Summary of Terms for Director of Apollo Strategic Growth Capital II

Parties:	Company: Apollo Strategic Growth Capital II, a Cayman Islands exempted company incorporated with limited liability (the “Company”); and

Director: Angela Sun (the “Director”).

Term:	Subject to the Director’s re-election, the Director will serve until such time that such Director’s successor is duly elected and qualified, or until such Director’s death or removal from office.

The Director may be removed, with or without cause, at any time by the board of directors (the “Board”).

The Director will be automatically removed from the Board if such Director resigns such Director’s office by writing delivered to the Board.

Fees:One-time cash payment of $250,000, to be paid promptly following the date hereof.

If the Director resigns, other than in connection with the consummation of a “deSPAC” transaction, or is removed from the Board for cause, then the Director shall repay the Company an amount equal to (i) $250,000 minus (ii) the product of (A) $31,250 multiplied by (B) the number of full months that have elapsed from the commencement of the Director’s service on the Board through the date of such resignation or removal.  Such repayment shall be made within 30 days following such resignation or removal.

CitizenshipThe Director confirms that she is a citizen of the United States.

Duties, Time andShall use reasonable best efforts to attend all convened meetings of the Board and,

Commitment:	if requested by the Board, meetings of the shareholders of the Company.

Duties of committee members are as set forth in the committee charters and include attendance of committee meetings.

During the continuance of the Director’s appointment, the Director will be expected to:

(i)	faithfully, efficiently, competently and diligently perform the Director’s duties and exercise such powers as are appropriate to the Director’s role as a non-executive director;
(ii)	in so far as reasonably possible, attend all meetings of the Board and of any committees of the Board of which the Director is a member;
(iii)	promptly declare, so far as the Director is aware, the nature of any interest, whether direct or indirect, in any contract or proposed contract entered into by any member of the Company;
(iv)

comply with all reasonable requests, instructions and regulations made or given by the Board (or by any duly authorized committee thereof) and give to the Board such explanations, information and assistance as the Board may reasonably require;

(v)	act in the best interests of the Company; and
(vi)	use commercially reasonable efforts to promote and extend the interests and reputation of the Company, including assisting the Board in relation to public and corporate affairs and bringing to bear for the benefit of the Board the Director’s particular knowledge and experience.

Since the Director is classified as an independent director, the Director shall promptly inform the Board of any circumstances that would likely affect such independent status.

Miscellaneous	This letter does not create the relationship of employee and employer between the Director and the Company.

This letter constitutes the entire agreement between the Director and the Company with respect to the subject matter hereof and supersedes any prior agreement or understanding among or between them with respect to such subject matter.